Exhibit 4.1

[Insert Company Letterhead w/ Address]

November 19, 2010

[Warrant Holder]:

Re:	Extension of Warrant Expiration Date

Dear Warrant Holder:

According to our records, you are the holder of certain warrants (the “Warrants”) issued by Constitution Mining Corp. in one or more private offerings of securities made in reliance on exemptions provided in the Securities Act of 1933, as amended.  The Warrants were issued with an expiration date of [Insert Current Expiration Date] (the “Expiration Date”).  The Company has extended the Expiration Date to [Insert Extended Expiration Date].

The Company represents and warrants to each of the holders of the Warrants that all necessary corporate action to authorize the extension of the Expiration Date has been taken and the Company has full power and authority to issue this letter.

For our records, please acknowledge receipt of this letter and your consent to the extension of the Expiration Date of the Warrants to [Insert Extended Expiration Date] by countersigning this letter where indicated below and returning a copy of this letter to the Company at the address provided above.

Constitution Mining Corp.

/s/ Michael Stocker
Name: Michael Stocker
Title: Chief Executive Officer

The undersigned investor acknowledges
and agrees to the terms of this letter:

_________________________________
Name:
Date: